Exhibit 99.1

Verso Announces Senior Leadership Changes

•	David J. Paterson to retire as Chairman of the Board and Chief Executive Officer

•	Office of the Chief Executive to lead management until new CEO comes on board

•	Adam St. John promoted to Senior Vice President of Manufacturing

•	Robert M. Amen to become Chairman of the Board

MEMPHIS, Tennessee – August 10, 2016 – Verso Corporation (NYSE:VRS) announced today that David J. Paterson will retire as the Chairman of the Board and Chief Executive Officer of Verso effective as of August 31, 2016. Verso’s board of directors has begun the search for a new CEO. In the meantime, Verso’s board of directors will establish, effective as of September 1, 2016, an Office of the Chief Executive to lead the management of the company until a new CEO comes on board. In addition, Adam St. John has been promoted to serve as the Senior Vice President of Manufacturing of Verso. Lastly, Robert M. Amen, the current lead independent director of Verso, will become the Chairman of the Board upon Paterson’s retirement.

“I am deeply honored to have had the opportunity to lead Verso over the last four years, and I am extremely proud of what our team has accomplished together in the face of significant challenges,” Paterson said. “Now that Verso has completed its restructuring and is positioned for a more financially stable and sustainable future, I retire with the confidence that our senior leadership team, along with the board of directors, will take full advantage of every opportunity to make Verso a resounding success. I want to thank all of our employees for their hard work, dedication and support during my time at Verso, and I wish them all the best.”

The Office of the Chief Executive (OCE) will consist of the following four executive officers of Verso: Allen J. Campbell, Senior Vice President and Chief Financial Officer; Michael A. Weinhold, Senior Vice President of Sales, Marketing and Product Development; Peter H. Kesser, Senior Vice President, General Counsel and Secretary; and Adam St. John, the newly elected Senior Vice President of Manufacturing. The OCE will have the duties and responsibilities associated with the CEO position and will report directly to Verso’s board of directors and its newly formed executive committee consisting of Amen and fellow directors Eugene I. Davis and Jay Shuster. The OCE and the executive committee will be dissolved when a new CEO comes on board.

One more element of Verso’s senior management changes is the promotion of Adam St. John to Senior Vice President of Manufacturing. A 24-year paper industry veteran, St. John has worked at Verso for the past 10 years, most recently serving as Regional Vice President of Manufacturing with responsibility for the company’s largest paper mills. St. John holds a bachelor of science degree in engineering from Maine Maritime Academy.

About Verso

Verso Corporation is the turn-to company for those looking to successfully navigate the complexities of paper sourcing and performance. The leading North American producer of printing and specialty papers and pulp, Verso provides insightful solutions that help drive improved customer efficiency, productivity, brand awareness and business results. Verso’s long-standing reputation for quality and reliability is directly tied to our vision to be a company with passion that is respected and trusted by all. Verso’s passion is rooted in ethical business practices that demand safe workplaces for our employees and sustainable wood sourcing for our products. This passion, combined with our flexible manufacturing capabilities and an unmatched commitment to product performance, delivery and service, make Verso a preferred choice among commercial printers, paper merchants and brokers, converters, publishers and other end users. For more information, visit us online at versoco.com.

Forward-Looking Statements

In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “intend,” “potential” and other similar expressions. Forward-looking statements are based on currently available business, economic, financial and other information and reflect management’s current beliefs, expectations and views with respect to future developments and their potential effects on Verso. Verso’s actual actions and results could differ materially from what is expressed or implied by these statements due to a variety of factors, including the ability of Verso to successfully identify and transition a new Chief Executive Officer and other risks and uncertainties listed from time to time in Verso’s filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

Media Contact:

Kathi Rowzie

Vice President, Communications and Public Affairs

(901) 369-5800

kathi.rowzie@versoco.com

Investor Contact:

901-369-4128

investor.relations@versoco.com

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